UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2013

PALMDALE EXECUTIVE HOMES, CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52848	26-1125521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6767 W. Tropicana Ave., Suite 207, Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 09 574 2687327

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws

Item 8.01 Other Items

On May 6, 2013, our board of directors approved an agreement and plan of merger to merge with and into our wholly-owned subsidiary California Mines Corp., a Nevada corporation, to effect a name change from Palmdale Executive Homes, Corp. to California Mines Corp. California Mines Corp. was formed solely for the change of name.

In addition to the name change, our board of directors approved a 40 new for one (1) old forward stock split of our authorized and our issued and outstanding shares of common stock. Upon effect of the forward stock split, our authorized capital will be increased from 25,000,000 to 1,000,000,000 shares of common stock and correspondingly, our issued and outstanding shares of common stock will be increased from 3,561,000 to 142,440,000 shares of common stock, all with a par value of $0.001.

Articles of Merger to effect the merger and change of name and a Certificate of Amendment to effect the forward stock split were filed with the Nevada Secretary of State on May 23, 2013, both with an effective date of June 14, 2013.

These amendments have been reviewed by the Financial Industry Regulatory Authority (“FINRA”) and have been approved for filing with an effective date of June 14, 2013.

The forward split and name change will become effective with the Over-the-Counter Bulletin Board at the opening of trading on June 14, 2013 under the symbol “PMDXD”. The "D" will be placed on our ticker symbol for 20 business days. After 30 business days from June 14, 2013, our ticker symbol will change from “PMDX” to “CLMC” to better reflect our new name. Our new CUSIP number is 130446107.

Item 9.01	Financial Statements and Exhibits

3.1	Articles of Merger
3.2	Certificate of Change

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALMDALE EXEUCTIVE HOMES, COPR.

Date: May 29, 2013	By:	/s/ “Santiago Medina”
Santiago Medina
President and Director

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